EXHIBIT 3.2

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

www.morganlewis.com

August 27, 2020

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

The Bank of New York Mellon

Unit Investment Trust Division

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re: Invesco Unit Trusts, Series 2073 (the “Fund”).

Ladies and Gentlemen:

We have acted as counsel for Invesco Capital Markets, Inc. as depositor and sponsor (the "Depositor") of the Fund in connection with the deposit of securities therein pursuant to a trust agreement dated August 27, 2020 (the "Trust Agreement"), among Depositor, Invesco Investment Advisers LLC, as supervisor, and The Bank of New York Mellon, as trustee (the "Trustee”), by which the Fund was created and the fractional undivided interest in and ownership of the unit investment trust series contained in the Fund (collectively, the "Units") have been issued. The Fund is comprised of the following unit investment trusts: Closed-End Strategy: Master Municipal Income Portfolio-California Series 2020-3 (the "California Trust"), and Closed-End Strategy: Master Municipal Income Portfolio-New York Series 2020-3 (the "New York Trust," and together with the California Trust, the "Trusts"). Holders of units of beneficial interests in the Trusts are referred to herein as the "Unitholders."

You have requested our opinion in our capacity as special federal income tax counsel to the Depositor, as to the material federal income tax consequences of the ownership of beneficial interests in the Trusts. In connection with issuing this opinion, we have examined (a) the Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series), and the Trust Agreement dated today relating to the Trusts (collectively, the "Indenture") among the Depositor, Invesco Investment Advisers LLC, as supervisor, and the Trustee; (b) the Registration Statement on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940, as amended; (c) the Registration Statement on Form S-6 (Registration No. 333-239266) filed with the Commission pursuant to the Securities Act of 1933, as amended, and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (d) the proposed form of final prospectus (the "Prospectus") relating to the Units of the Trust series, which is expected to be filed with the Commission this day; and (e) such other documents and records as we have deemed necessary (collectively, (a)–(e), the "Transaction Documents"). For purposes of this opinion, we have assumed that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and the other Transaction Documents and that the parties to the Indenture will at all times fully comply with the terms of the Indenture and the Transaction Documents. Failure to operate each Trust at all times in accordance with the Indenture, the Prospectus, or any other Transaction Documents, or failure to comply fully at all times with the terms of the Indenture, the Prospectus, or any other Transaction Documents, could result in tax treatment different from that described below. Any capitalized terms used but not otherwise defined herein shall be defined as set forth in the Prospectus.

In our examination of the foregoing Transaction Documents, we have assumed with your consent that with respect to each Trust: (i) all Transaction Documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original Transaction Document are genuine, (iii) each party who executed the Transaction Document had proper authority and capacity, (iv) all representations and statements set forth in such Transaction Documents are true and correct, (v) all obligations imposed by any such Transaction Documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Transaction Documents present all the material and relevant facts relating to the subject matter hereof, (vii) the Trust will operate in accordance with the Transaction Documents (viii) the Depositor, the Trustee, and the Trust, will not make or cause any amendments to the Transaction Documents, in particular the Trust Agreement or any other Transaction Document after the date of this opinion that is material to the Trust's federal income tax classification, and (ix) no action will be taken by the Depositor, the Trustee, or the Trust, after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

You have informed us, and we are assuming for purposes of the opinion rendered herein, that the assets of each Trust will consist of a portfolio as set forth in the Prospectus, which will consist solely of shares (the “RIC Shares”) in entities which are taxed as regulated investment companies (each, a “RIC” and collectively, the “RICs”) for federal income tax purposes. All the assets of a Trust will constitute "Trust Assets” of such Trust. You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and we express no opinion as to the federal, state, or local tax treatment thereof. Although we express no opinion with respect to the issuance of the RIC Shares, in rendering our opinions expressed herein we have assumed that: (i) each RIC qualifies as a regulated investment company for federal income tax purposes, (ii) at the close of each quarter of the taxable year of each RIC, the assets of the RICs held in the New York Trust will consist entirely of interest-bearing obligations issued by or on behalf of the State of New York or political subdivisions thereof (the "New York Bonds") or by the government of Puerto Rico, Guam or the Virgin Islands (the "Possession Bonds"), and the assets of the RICs held in the California Trust will consist entirely of interest-bearing bonds the interest on which is exempt from the income tax imposed by the State of California that is applicable to individuals, trust and estates (the "California Bonds") (the New York Bonds, California Bonds and the Possession Bonds, collectively the "Bonds"), (iii) the Bonds were validly issued by the respective issuing state or political subdivision thereof or, as applicable, by the government of Puerto Rico, Guam or the U.S. Virgin Islands, (iv) the interest on the Bonds is excludable from gross income for federal income tax purposes, and (v) with respect to the Possession Bonds, the Possession Bonds and the interest thereon are exempt from all state and local taxation.

As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission) upon written or oral statements of officers and other representatives of the Trustee and the Depositor and any other information supplied to us by the Trustee and the Depositor; we have no reason to believe that any of that information is inaccurate, untrue, or incomplete, but, as noted, we have not attempted to independently verify any of it. We have assumed for purposes of the opinion rendered herein, and such opinion is subject to, the accuracy of such representations. Such representations include, without limitation, that (i) each Trust will acquire and hold its respective RIC Shares solely for the account of the Unitholders and (ii) the activities of each Trust will consist of the acquisition of its respective RIC Shares, the collection of the income and proceeds from such investments and the incidental replacement of such RIC Shares and temporary reinvestment of proceeds under limited and specified circumstances. In addition, we have assumed for purposes of the opinions rendered herein that each Trust has not and will not (i) establish an office, (ii) hire employees, or (iii) conduct any acts not permitted by the Indenture.

Based on the foregoing and assuming the current and continued satisfaction and accuracy of the aforementioned representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that:

1.	Each Trust is not an association taxable as a corporation for federal income tax purposes, and income received by each Trust will be treated as income of its Unitholders in the manner set forth below.

2.	Each Unitholder will be considered the owner of a pro rata portion of each RIC Share in the respective Trust under the grantor trust rules of Sections 671-679 of the Internal Revenue Code of 1986, as amended (the "Code"). A taxable event will generally occur with respect to a Unitholder when its respective Trust disposes of a RIC Share (whether by sale, exchange or redemption) or upon the sale, exchange or redemption of Units by such Unitholder. A Unitholder should determine its tax cost for each RIC Share represented by its Units by allocating the total cost for its Units, including the sales charge, among the RIC Shares in the respective Trust in which it holds Units in proportion to the fair market values of those RIC Shares on the date the Unitholder purchases its Units.

3.	Income of a Trust will be treated as income of each Unitholder on such Unitholder’s pro rata portion of each RIC Share in such Trust, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the RIC Shares held by such Trust. With respect to each Trust, each Unitholder will be considered to have received his or her pro rata share of income (including exempt-interest dividends) derived from each RIC Share when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's Assets, even if the Unitholder does not actually receive such distributions in the year received by the Trust.

4.	The New York Trust (a) will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law (the "New York State Corporation Tax") and (b) will not be subject to the business corporation tax imposed by New York City on domestic and foreign corporations under Section 11-653 of the New York City Administrative Code (the "New York City Corporation Tax").

5.	Exempt-interest dividends paid by the RICs to the New York Trust and distributed to Unitholders who are full-time residents of New York State and New York City, and which are dividends excluded from gross income for federal income tax purposes and attributable to interest on the New York Bonds or the Possession Bonds, will be excluded from taxable income for purposes of the New York State personal income tax imposed by Article 22 of the New York State Tax Law (the "New York State Personal Income Tax") and the New York City personal income tax imposed by Section 11-1701 of the New York City Administrative Code (the "New York City Personal Income Tax").

6.	A Unitholder of the New York Trust who is a full-time resident of New York State and New York City will generally recognize gain or loss for purposes of the New York State Personal Income Tax and the New York City Personal Income Tax if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when such Unitholder redeems or sells Units of the New York Trust, to the extent that such a transaction results in a recognized gain or loss to such Unitholder for federal income tax purposes.

7.	The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each Unitholder of the California Trust will be treated as the owner of a pro rata portion of the California Trust, and, with respect to Unitholders of the California Trust who are full-time residents of California, the income of such portion of the California Trust will be treated as the income of such California Unitholders under the personal income tax imposed by the State of California (the "California Personal Income Tax").

8.	The portion of each dividend paid by a RIC to the California Trust and distributed to a California Unitholder who is a full-time resident of California and which (i) is excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, (ii) is properly reported as an exempt-interest dividend for California income tax purposes in a written statement furnished to its shareholders and (iii) does not exceed the amount of interest received by the RIC during its taxable year (minus certain non-deductible expenses) on obligations the interest on which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by such a California Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to such a California Unitholder. However, dividends other than exempt-interest dividends paid by a RIC will generally be taxable for purposes of the California Personal Income Tax.

9.	Each California Unitholder of the California Trust who is a full-time resident of California will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when such California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors.

10.	Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

No opinion is expressed with respect to the taxation of Unitholders subject to the New York State Corporation Tax, the New York City Corporation Tax or the New York City Unincorporated Business Tax, and such Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a Unitholder of the New York Trust that is subject to the New York State Corporation Tax, the New York City Corporation Tax, or the New York City Unincorporated Business Tax may be subject to such taxes. Neither the Sponsor nor its counsel has independently examined the RIC Shares or the opinions of bond counsel with respect thereto. Ownership of Units in the New York Trust may result in other New York State and New York City tax consequences to certain taxpayers, and prospective investors should consult their tax advisors.

No opinion is expressed with respect to the taxation of Unitholders subject to the California Corporation Tax Law and such Unitholders are advised to consult their own tax advisors. Please note, however, that dividends from the RIC Shares attributed to a Unitholder of the California Trust that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax and its California income tax. We have not examined any of the RIC Shares to be deposited and held in the California Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in other California tax consequences to certain taxpayers, and prospective investors should consult their own tax advisors.

The opinion set forth above represents our conclusion based upon the Transaction Documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.

The opinion set forth in this letter is based on relevant provisions of the Code, the applicable tax statutes in New York State, New York City, and the State of California, the regulations promulgated under the foregoing, the interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling) and the taxing authorities of New York State, New York City, and the State of California, all as of the date hereof. These provisions and interpretations are subject to change, which may be retroactive in effect, and which may result in modifications of our opinion. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion does not foreclose the possibility of a contrary determination by the IRS, the Treasury Department, the taxing authorities of New York State, New York City, and the State of California, or a court of competent jurisdiction or of a contrary determination by the IRS, the Treasury Department, or the taxing authorities of New York State, New York City, and the State of California in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS, the Treasury Department, the taxing authorities of New York State, New York City, and the State of California or the courts and is not a guarantee that such authorities will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by those authorities.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter. This letter is being rendered to the Depositor of the Trust and may be relied upon only by the Depositor, the Trust and the Trust’s shareholders, and may not be relied upon for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

The opinion set forth in this letter is rendered only to you, and are solely for your use in connection with the submission to the Commission as an exhibit to the Prospectus.

Very truly yours,